EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:    John Haines
Franklin Electric Co., Inc.
260.827.5442

FRANKLIN ELECTRIC ANNOUNCES RENEE PETERSON
ELECTED TO BE A DIRECTOR OF THE COMPANY

Fort Wayne, IN – September 2, 2015 The board of directors of Franklin Electric Co., Inc. (NASDAQ: FELE) has elected Renee Peterson to be a director of the company effective September 1, 2015.

Ms. Peterson was elected Vice President, Finance and CFO of The Toro Company (NYSE: TTC) in 2011. She was appointed as Toro’s Treasurer in 2013. Prior to joining The Toro Company, Ms. Peterson was the Vice President of Finance and Planning at Eaton Corporation, where she provided finance and business development leadership to the Truck and Automotive segments. Ms. Peterson began her career at Eaton Corporation in 2008 as Vice President, Finance, Information Technology and Business Development. Prior to that, Ms. Peterson was Vice President, Finance of Honeywell International, where she had been employed since 1983 holding various finance positions.

Ms. Peterson earned a BBA in Accounting from Saint Cloud State University and an MBA from the University of Minnesota – Carlson School of Management.

The election of Ms. Peterson to the Board of Directors is in anticipation of a current director attaining mandatory retirement age within six months.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2015, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.